                                                                     EXHIBIT 4.1

EXECUTION COPY
--------------




                           SECURITYHOLDERS AGREEMENT

                          dated as of August 29, 1997

                                     among

                        TVN ENTERTAINMENT CORPORATION,

                       PRINCES GATE INVESTORS II, L.P.,

                            STORIE PARTNERS, L.P.,

                          WENONAH DEVELOPMENT CORP.,

                  JEROME H. TURK AND CAROLE TURK FAMILY TRUST

                                      and

                             PG INVESTORS II, INC.

                                   as Agent

                                 TABLE OF CONTENTS



                                   ARTICLE I

                                  DEFINITIONS

                                                                   Page
                                                                   ----
SECTION 1.1.  Definitions........................................    1

                                  ARTICLE II

                              RESTRICTIVE LEGEND

SECTION 2.1.  Restrictive Legend.................................    7

                                  ARTICLE III

                              REGISTRATION RIGHTS

SECTION 3.1.  Demand Registration................................    8
SECTION 3.2.  Piggy-Back Registration............................    9
SECTION 3.3.  Reduction of Offering..............................    9
SECTION 3.4.  Registration Procedures............................    9
SECTION 3.5.  Shelf Registration.................................   12
SECTION 3.6.  Registration Expenses..............................   12
SECTION 3.7.  Indemnification by the Issuer......................   12
SECTION 3.8.  Indemnification by Selling Holders.................   13
SECTION 3.9.  Conduct of Indemnification Proceedings.............   13
SECTION 3.10.  Contribution......................................   14
SECTION 3.11.  Participation in Underwritten Registrations.......   15
SECTION 3.12.  Rule 144..........................................   16
SECTION 3.13.  Holdback Agreements...............................   16
SECTION 3.14.  Exclusivity.......................................   17

                                  ARTICLE IV

                                   COVENANTS

SECTION 4.1.  Information........................................   17
SECTION 4.2.  Prohibited Issuance of Additional Series B Stock...   18
SECTION 4.3.  Lead Underwriter; Lead Manager; Lead Advisor.......   18

                                                                   Page
                                                                   ----
SECTION 4.4.  Key Man Life Insurance.............................   19
SECTION 4.5.  Approvals..........................................   19
SECTION 4.6.  Qualified Stock....................................   20

                                   ARTICLE V

                              BOARD OF DIRECTORS

SECTION 5.1.  Number.............................................   21
SECTION 5.2.  Appointment; Removal...............................   21
SECTION 5.3.  Special Trigger Event..............................   21
SECTION 5.4.  Mechanics..........................................   22

                                  ARTICLE VI

                                   THE AGENT

SECTION 6.1.  Appointment and Authorization......................   22
SECTION 6.2.  Reliance by Issuer and Other Holders...............   22
SECTION 6.3.  Liability of Agent.................................   22
SECTION 6.4.  Indemnification....................................   22
SECTION 6.5.  Successor Agent....................................   23

                                  ARTICLE VII

                                 MISCELLANEOUS

SECTION 7.1.  Headings...........................................   23
SECTION 7.2.  No Inconsistent Agreements.........................   23
SECTION 7.3.  Entire Agreement...................................   23
SECTION 7.4.  Notices............................................   24
SECTION 7.5.  Applicable Law.....................................   24
SECTION 7.6.  Severability.......................................   24
SECTION 7.7.  Termination........................................   24
SECTION 7.8.  Successors, Assigns, Transferees...................   24
SECTION 7.9.  Amendments; Waivers................................   25
SECTION 7.10.  Counterparts; Effectiveness.......................   25
SECTION 7.11.  Recapitalization, etc.............................   25
SECTION 7.12.  Remedies..........................................   25
SECTION 7.13.  Consent to Jurisdiction...........................   25
SECTION 7.14.  Transferability...................................   26

                                 ARTICLE VIII

                               STORIE INVESTMENT

                                                                   Page
                                                                   ----
SECTION 8.1.  Existing Investments...............................   26
SECTION 8.2.  Conversion to Series B2 Stock; Reset of Warrant
               Exercise Price....................................   27

EXHIBIT A -  Form of Management Reporting Package

                                 SECURITYHOLDERS AGREEMENT
                                 -------------------------


          SECURITYHOLDERS AGREEMENT (this "Agreement") dated as of August 29, 1997 among TVN Entertainment Corporation, a Delaware corporation (the "Issuer"), Princes Gate Investors, II, L.P., a Delaware limited partnership, as purchaser (the "Purchaser"), Storie Partners, L.P., Wenonah Development Corp., Jerome H. Turk and Carole Turk Family Trust and PG Investors II Inc., a Delaware corporation, as agent (the "Agent") for the Holders (as defined below) of PGI Stock (as defined below).

          WHEREAS, the Issuer and the Purchaser have entered into the Securities Purchase Agreement (as defined below) pursuant to which the Purchaser has agreed to purchase shares of Series B Stock (as defined below) in accordance with the terms thereof and the Issuer has granted the Purchaser options to purchase additional shares of Series B Stock; and

          WHEREAS, the Storie Partners (as defined below) hold certain indebtedness of the Issuer and wish to provide for the conversion thereof into Series B Stock.

          NOW THEREFORE, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

          SECTION 1.1.  Definitions.
                        -----------

          (a) The following terms, as used herein, have the following meanings:

          "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, such Person and "Affiliated" has a meaning correlative with the foregoing. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the ownership, directly or indirectly, of more than 10 percent of the outstanding voting securities of such Person or other ownership interests having ordinary voting power to elect a majority of the board of directors of such Person or other entity performing similar functions.

          "Agent" has the meaning set forth in the first paragraph of this Agreement.

          "Agreement" has the meaning set forth in the first paragraph of this Agreement.

          "Annual Budget" means the annual budget of the Issuer and its Subsidiaries on a consolidated basis, which shall include (i) a detailed projected statement of operations/income statement, statement of cash flows, balance sheet and other financial data in reasonable detail, broken down by quarter of the next succeeding Fiscal Year and (ii) a written business plan describing the business activities of the Issuer and its Subsidiaries for the next succeeding Fiscal Year and specifying quarterly objectives, all in reasonable detail, adopted in accordance with the procedures set forth in Section 4.5(a) herein. Notwithstanding the foregoing, until April 1, 1998, Exhibit F to the Securities Purchase Agreement shall be deemed to be the Annual Budget and to have been approved in the manner provided for in Section 4.5 hereof.

          "Board of Directors" means the Board of Directors of the Issuer.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

          "Charter" means the Amended and Restated Certificate of Incorporation of the Issuer, as amended as of the Closing Date, in the form attached as Exhibit C to the Securities Purchase Agreement.

          "Closing Date" means the date of the Initial Closing.

          "Certificate of Designations" means the Certificate of Voting Powers, Designations, Preferences and Relative, Participating, Optional or other Special Rights and Qualifications, Limitations and Restrictions Thereof of the Series B Convertible Preferred Stock of the Issuer.

          "Commission" means the Securities and Exchange Commission and any successor agency having similar powers.

          "Common Stock" means the Common Stock, par value $.001 per share, of the Issuer.

          "Director" means a member of the Board of Directors.

          "Equity Securities" means the Series B Stock and the Series B Common Shares.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

          "Fiscal Year" means the fiscal year of the Issuer, beginning on April 1 of each year, and ending on the following March 31.

          "Holder" means any registered holder of shares of Series B Stock or Series B Common Shares.

          "Initial Closing" means the first date upon which shares of Series B Stock are issued by the issuer.

          "Initial Public Offering" means the first registration of Common Stock after the date hereof under the Securities Act, using forms S-1, S-2 or S-3 or any successor forms.

          "Issuer" has the meaning set forth in the first paragraph of this Agreement.

          "Liquidation Preference" has the meaning ascribed thereto in the Certificate of Designations.

          "Person" means an individual, general partnership, limited partnership, corporation, limited liability company, trust, joint stock company, association, joint venture or any other entity or organization, whether or not a legal entity, including a government or political subdivision or an agency or instrumentality thereof.

          "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

          "PGI Stock" means Series B1 Stock, Series B3 Stock and Series B4
     Stock.

          "Qualified Stock" means equity securities of the Issuer that are pari passu with, or junior to, the Series B Stock with respect to dividends and liquidation preference and the purchase price of which (in the opinion of an investment bank of national standing selected by the Issuer and reasonably acceptable to the Agent) implies an equity valuation per outstanding (on a fully diluted basis) share of Common Stock of the Issuer below (i) during the First Period, $6.8359 and (ii) during the Second Period, $10.9374.

          "Registrable Securities" means the Series B Common Shares; provided,
                                                                     --------
     in any event, that such securities shall cease to be Registrable Securities when a registration statement relating to such securities shall have declared effective by the Commission and such securities shall have been disposed of pursuant to such effective registration statement or sold under Rule 144 (but not Rule 144A).

          "Registration Expenses" means all (i) registration and filing fees,
     (ii) fees and expenses of compliance with securities or blue sky laws or the rules of the National Association of Securities Dealers, Inc. or any successor agency (including reasonable fees and disbursements of a qualified independent underwriter, if any, counsel in connection therewith and the reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses of the Issuer (including, without limitation, all salaries and expenses of officers and employees performing legal or accounting duties), (v) fees and disbursements of counsel for the Issuer, (vi) customary fees and expenses for independent certified public accountants retained by the Issuer (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters), (vii) fees and expenses of any special experts retained by the Issuer in connection with such registration, (viii) reasonable fees and expenses of one counsel for the Holders, (ix) fees and expenses of listing the Registrable Securities on a securities exchange or on the NASDAQ National Market System, (x) rating agency fees and (xi) other out-of-pocket expenses of the Issuer.

          "Rule 144" means Rule 144 under the Securities Act, as such rule may be amended from time to time.

          "Rule 144A" means Rule 144A under the Securities Act, as such rule may be amended from time to time.

          "Rule 144(k)" means Rule 144(k) under the Securities Act, as such rule may be amended from time to time.

          "Securities Act" means the Securities Act of 1933, as amended from time to time, or any successor statute.

          "Securities Purchase Agreement" means the Securities Purchase Agreement dated as of the date hereof by and between the Issuer and the Purchaser.

          "Series A Preferred Stock" means the Series A Preferred Stock, par value $.001 per share, of the Issuer, having the rights and privileges set forth in the Charter.

          "Series B Common Shares" means the shares of Common Stock issued or to be issued upon conversion of the Series B Stock.

          "Series B Stock" means the Issuer's Series B Convertible Preferred Stock having the rights, preferences and privileges set forth in the Certificate of Designations.

          "Special Trigger Event" shall be deemed to occur if (i) the Issuer has not, prior to the third anniversary of the Initial Closing, completed an Initial Public Offering, underwritten by an investment bank of national standing and generating gross proceeds to the Issuer which exceed $25 million; (ii) the Issuer is in default with a creditor or trade partner with respect to a liability or obligation of at least $50,000, including, but not limited to, any of the Key Creditors (as defined in the Securities Purchase Agreement), for thirty days; (iii) the Issuer breaches any covenant or agreement contained herein, in the Securities Purchase Agreement or in the Certificate of Designations and such breach has not been cured within ten days thereof; (iv) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Issuer or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any of its Subsidiaries or for all or substantially all of the property and assets of the Issuer or any of its Subsidiaries or (C) the winding up or liquidation of the affairs of the Issuer or any of its Subsidiaries; (v) the Issuer or any of its Subsidiaries (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any of its Subsidiaries or for all or substantially all of the property and assets of the Issuer or any of its Subsidiaries or (C) effects any general assignment for the benefit of creditors; or (vi) if the Chief Operating Officer of the Issuer hired on the date of the Initial Closing is not employed by the Issuer on a full-time basis at all times during the one year period after the Initial Closing, except in the event of such person's death or disability or with the approval of the Directors elected by the Holders, and the Corporation shall not have replaced such Chief Operating Officer within 30 days of such cessation with a person reasonably acceptable to the Directors elected by the Holders; provided that with respect to the events referred to in items
     (ii), (iii) and (vi) above, a Special Trigger Event shall be deemed not to have occurred unless (A) the Issuer shall have failed to give written notice of the occurrence of such event to the Agent and the Storie Holders within five days of such occurrence or (B) the Agent or holders of 25% or more of the Series B Stock shall have given the Issuer written notice declaring such event to be a Special Trigger Event.

          "Specified Item" means the items noted with footnote (S) on Exhibit F to the Securities Purchase Agreement and the items noted with footnote (S) in the Annual Budget.

          "Storie Holder" means any holder of the 10% Convertible Notes or Warrants.

          "Storie Partners" means Storie Partners, L.P., Wenonah Development Corp. and Jerome H. Turk and Carole Turk Family Trust.

          "Storie Partners Agreements" means Warrants and 10% Convertible Notes of the Issuer held by a Storie Holder.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

          "10% Convertible Notes" means the 10% Convertible Notes of the Issuer issued to the Storie Partners.

          "Third Party" means a prospective purchaser of Equity Securities from a Holder in an arm's-length transaction where such purchaser is not the Issuer or an Affiliate of the Issuer.

          "Transfer" means any transfer, in whole or in part, by sale, pledge, assignment, grant or other means.

          "Underwriter" means a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer's market-making activities.

          "Voting Securities" means any class or series of capital stock and any bond, debenture or other obligation of the Issuer having the right to vote generally on matters voted on by the stockholders of the Issuer.

          "Warrants" means warrants of the Issuer issued to the Storie Partners and cancelled and reissued on the date hereof.

          (b) Each of the following terms is defined in the Section opposite such term:

     Term                         Section
     ----                         -------

     Demand Registrant                3.1
     Demand Registration              3.1
     Effective Date                   7.10
     First Period                     4.6
     Indemnified Party                3.9
     Indemnifying Party               3.9
     1% holders                       3.2
     Piggy-Back Registration          3.2
     Registration Request             3.1
     Second Period                    4.6
     Selling Holder                   3.2


                                   ARTICLE II

                               RESTRICTIVE LEGEND

          SECTION 2.1.  Restrictive Legend.
                        ------------------

          (a) For so long as this Agreement remains in effect, each certificate representing an Equity Security owned by any Holder or a subsequent transferee shall (unless otherwise permitted by the provisions of Section 2.1(b) or required by the Charter) include a legend in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE ACT, THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND ANY APPLICABLE STATE SECURITIES LAWS.

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SECURITYHOLDERS AGREEMENT DATED AS OF AUGUST 29, 1997 THAT FIXES CERTAIN RIGHTS AND OBLIGATIONS OF THE COMPANY AND THE HOLDER OF THIS SECURITY. A COPY OF THE AGREEMENT IS ON FILE AT THE COMPANY'S PRINCIPAL OFFICE.

          (b) Any Holder or transferee of an Equity Security may, upon providing evidence reasonably satisfactory to the Issuer that such Equity Security either is not a "restricted security" (as defined in Rule 144), may be sold pursuant to Rule 144(k) or has been registered under the Securities Act, exchange the certificate representing such Equity Security for a new certificate that does not bear the legend set forth in Section 2.1(a).


                                  ARTICLE III

                              REGISTRATION RIGHTS

          SECTION 3.1.  Demand Registration.
                        -------------------

          (a) Request for Registration.  At any time after the consummation of
              ------------------------
the Issuer's Initial Public Offering for a period of five years from the closing of the Initial Public Offering, the holders of outstanding Registrable Securities that constitute both (A) at least 20% of the then outstanding number of shares of Registrable Securities and (B) at least 1% of the then outstanding Common Stock of the Issuer, treating Series B Stock on an as-converted basis for purposes of calculating such 1%, (such Holders collectively, a "Demand Registrant"), may make a written request (the "Registration Request") for registration (a "Demand Registration") under the Securities Act of Registrable Securities having an anticipated sale price of at least $10 million. The Registration Request will specify the number and class of Registrable Securities proposed to be sold and will also specify the intended method of disposition thereof. The Issuer shall not be obligated to effect more than one Demand Registration in any six-month period and shall not be obligated to effect any Demand Registration unless the offering of the securities registered thereby:
(a) is underwritten by an investment bank of national standing, (b) is limited to purchases by ten or fewer sophisticated investors or (c) involves an orderly plan of distribution reasonably acceptable to the Issuer.

          (b) Effective Registration.  A registration requested pursuant to this
              ----------------------
Section 3.1 shall be deemed not to be effected (i) if a registration statement with respect thereto shall not have become effective, (ii) if, after it has become effective, such registration is interfered with for any reason by any stop order, injunction or other order or requirement of the Commission or any other governmental agency or any court, and the result of such interference is to prevent a Holder from disposing of the Registrable Securities to be sold thereunder in accordance with the intended methods of disposition or (iii) if the closing specified in the purchase agreement or underwriting agreement entered into in connection with any underwritten registration shall not have occurred.

          (c) Underwriting.  If the Demand Registrant so elects, the offering of
              ------------
Registrable Securities pursuant to a Demand Registration shall be in the form of an underwritten offering consistent with the covenants of the Issuer set forth in Section 4.3 hereof.

          SECTION 3.2.  Piggy-Back Registration.  If the Issuer proposes to file
                        -----------------------
a registration statement under the Securities Act with respect to an offering of its equity securities other than in the Initial Public Offering or any registration of the Series B Stock concurrent with the Issuer's Initial Public Offering (i) for its own account (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission)) or (ii) for the account of any holders ("1% holders") of at least 1% of the then outstanding Common Stock of the Issuer, treating Series B Stock on an as-converted basis for purposes of calculating such 1%, then the Issuer shall give written notice of such proposed filing to the Agent, the Storie Holders and each Holder of more than 5% of the shares of Registrable Securities then outstanding as soon as practicable (but in any event not less than 20 days before the anticipated filing date), and such notice shall offer such 1% holders the opportunity to register such number of shares of Registrable Securities that are then eligible for registration. If any Holder wishes to register securities of the same class or series as the Issuer or such holder, such registration shall be on the same terms and conditions as the registration of the Issuer or such holders' securities (a "Piggy-Back Registration"). If the Piggy-Back Registration is of a different class, then the Issuer has the option of effecting a concurrent registration. Holders participating in a Piggy-Back Registration, together with the Demand Registrant, if any, are referred to herein as "Selling Holders."

          SECTION 3.3.  Reduction of Offering.  Notwithstanding anything
                        ---------------------
contained in any other Section herein, if the lead Underwriter of an offering described in Section 3.1 or 3.2 delivers a written opinion to the Issuer that the success of such offering would be materially and adversely affected by inclusion of all the securities of each class requested to be included, then the Issuer may, upon written notice to the Holders, reduce (if and to the extent stated by such Underwriter to be necessary to eliminate such effect) the number of the securities of each class requested to be registered so that the resultant aggregate number of the securities of each class requested to be registered that will be included in such registration shall be equal to the numbers of the securities of each class stated in such Underwriter's letter; provided, however,
                                                              --------  -------
that priority in such registration shall be as follows:

          (a) if such registration has been initiated by a Demand Registrant, then, (i) first, securities offered for the account of the Selling Holders, pro rata based on the number of shares of Registerable Securities and Series B Stock then owned by each Selling Holder and (ii) second, securities offered for the account of the Issuer; and

          (b) if such registration has been initiated by the Issuer, then (i) first for the account of the Issuer and (ii) second, pro rata among the Selling Holders, based on the number of shares of Registrable Securities and Series B Stock then owned by each Selling Holder.

          SECTION 3.4.  Registration Procedures.  Whenever the Issuer is
                        -----------------------
required to effect the registration of Registrable Securities pursuant to
Section 3.1 hereof, the Issuer will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such Registration Request:

          (a) The Issuer will as expeditiously as possible prepare and file with the Commission a registration statement on any form for which the Issuer then qualifies or which counsel for the Issuer shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective until all Registrable Securities requested to be registered thereunder have been sold thereunder.

          (b) The Issuer will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to the Selling Holders and each Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Selling Holders or such Underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

          (c) After the filing of the registration statement, the Issuer will promptly notify the Selling Holders of any comments from or any material correspondence with the Commission or the National Association of Securities Dealers, Inc. and of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

          (d) The Issuer will use its best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States or elsewhere as the Selling Holders reasonably request to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable the Selling Holders to consummate the disposition in such jurisdictions of the securities owned by the Selling Holders and (ii) cause such disposition and Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Issuer, to enable the

     Selling Holders to consummate the disposition of such Registrable Securities; provided that the Issuer will not be required to (i) qualify
                 --------
     generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction other than taxation arising with respect to the registration of securities or (iii) consent to general service of process in any such jurisdiction.

          (e) At any time when a prospectus relating to the sale of Registrable Securities is required to be delivered under the Securities Act, the Issuer will immediately notify the Selling Holders of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly make available to the Selling Holders and the Underwriters any such supplement or amendment. The Selling Holders agree that, upon receipt of any notice from the Issuer of the happening of any event of the kind described in the preceding sentence, the Selling Holders will forthwith discontinue the offer and sale of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt of the copies of such supplemented or amended prospectus and, if so directed by the Issuer, the Selling Holders will deliver to the Issuer all copies, other than permanent file copies then in the possession of the Selling Holders, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

          (f) The Issuer will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are necessary or desirable in order to expedite or facilitate the disposition of such Registrable Securities.

          (g) The Issuer will furnish to the Selling Holders and to each Underwriter, if any, addressed to the Selling Holders or such Underwriter, of (i) an opinion or opinions of counsel to the Issuer and (ii) a comfort letter or comfort letters from the Issuer's independent public accountants, each in such form and covering such matters as the Selling Holders or the lead Underwriter requests.

          (h) The Issuer will otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

          (i) The Issuer will provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement.

          (j) The Issuer will use its best efforts (i) to cause all such Registrable Securities covered by such registration statement to be listed on any national securities exchange (if such Registrable Securities are not already listed), and on each other securities exchange on which similar securities issued by the Issuer are then listed, if the listing of such Registrable Securities is then permitted under the rules of such exchange; or (ii) to secure the designation of all such Registrable Securities covered by such registration statement as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 of the Commission or, failing that, to secure NASDAQ authorization for listing or quoting such Registrable Securities, in each case if the Registrable Securities so qualify, and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the National Association of Securities Dealers, in the case of each action referred to in this clause (ii) if requested by a Selling Holder or by the lead Underwriter.

          SECTION 3.5.  Shelf Registration.  At any time after 180 days
                        ------------------
following the closing of the Initial Public Offering, the Issuer, upon the request of any Holders of more than 20% of the shares of Registrable Securities and Series B Stock then outstanding will use its best efforts to file a "shelf" registration statement (the "Shelf Registration") with respect to the Registrable Securities on an appropriate form pursuant to Rule 415 (or any similar provision that may be adopted by the Commission) under the Securities Act and to cause such Shelf Registration to become effective and to keep such Shelf Registration effective and the disclosure therein current and complete until the Holders shall no longer hold any Registrable Securities. Any sale of Registrable Securities pursuant to the Shelf Registration in an underwritten public offering shall be deemed to be a Demand Registration subject to the provisions of Sections 3.1, 3.3 and 3.13 hereof. Registrable Securities shall not be sold pursuant to the Shelf Registration unless the offering of the securities registered thereby: (a) is underwritten by an investment bank of national standing or (b) involves an orderly plan of distribution reasonably acceptable to the Issuer.

          SECTION 3.6.  Registration Expenses.  Registration Expenses incurred
                        ---------------------
in connection with any registration made or requested to be made pursuant to this Article III will be borne by the Issuer, whether or not any registration statement becomes effective.

          SECTION 3.7.  Indemnification by the Issuer.  The Issuer agrees to
                        -----------------------------
indemnify and hold harmless each Selling Holder, its officers, directors and agents, and each Person, if any, who controls each such Selling Holder within the meaning of Section 15 of the Securities

Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Issuer shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading except insofar as such losses, claims, damages, liabilities or expenses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Issuer by or on behalf of any such Selling Holder expressly for use therein. The Issuer also agrees, to the extent permitted by applicable law, to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters on substantially the same basis as that of the indemnification of the Selling Holders provided in this Section 3.7.

          SECTION 3.8.  Indemnification by Selling Holders.  Each Selling Holder
                        ----------------------------------
agrees, severally but not jointly, to indemnify and hold harmless the Issuer, its officers, directors and agents and each Person, if any, who controls the Issuer within the meaning of either Section 15 of the Securities Act of Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Issuer to such Selling Holder, but only with reference to information related to such Selling Holder furnished in writing by such Selling Holder (or by the Purchaser on its behalf) expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. Each Selling Holder also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Issuer provided in this Section 3.8.

          SECTION 3.9.  Conduct of Indemnification Proceedings.  In case any
                        --------------------------------------
proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to
Section 3.7 or 3.6, such Person (the "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party upon request of the Indemnified Party shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to the proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be in conflict or otherwise inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by the third sentence of this paragraph, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 Business Days after receipt by such Indemnifying Party of the aforesaid request and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement, unless the Indemnifying Party has contested such reimbursement obligation and provides reasonable assurances that such payment can be made upon resolution of such dispute. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (x) includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding and (y) provides that such Indemnified Party does not admit any fault or guilt with respect to the subject matter of such proceeding.

          SECTION 3.10.  Contribution.
                         ------------

          (a) To the extent the indemnification provided for herein is for any reason unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Issuer and any Selling Holder on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Issuer and such Selling Holder on the one hand and the Underwriters on the other from the offering of the securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Issuer and such Selling Holder on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Issuer on the one hand and any Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Issuer and of such Selling Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Issuer and any Selling Holder on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Issuer and such Selling Holder bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Issuer and any Selling Holder on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer and such Selling Holder or by the Underwriters. The relative fault of the Issuer on the one hand and any Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (b) The Issuer and each Selling Holder agree that it would not be just and equitable if contribution pursuant to this Section 3.10 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.10, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Holder were offered to the public (less underwriters' discounts and commissions) exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          SECTION 3.11.  Participation in Underwritten Registrations.  No Person
                         -------------------------------------------
may participate in any underwritten registration hereunder unless such Person
(a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by such Person and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these registration rights.

          SECTION 3.12.  Rule 144.  The Issuer covenants that it will file any
                         --------
reports required to be filed by it under the Securities Act and the Exchange Act and will take such further action as the Selling Holder shall reasonably request, all to the extent required from time to time to enable the Selling Holders to sell Registrable Securities without registration under the Securities Act pursuant to (a) Rule 144 under the Securities Act and Rule 144A under the Securities Act, as such Rules are amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of the Agent, the Issuer will deliver to the Agent a written statement as to whether it has complied with such requirements.

          SECTION 3.13.  Holdback Agreements.
                         -------------------

          (a) Restrictions on Public Sale by Holder of Registrable Securities.
              ---------------------------------------------------------------
If and to the extent requested by the Issuer, in the case of a non-underwritten public offering, and if and to the extent requested by the lead Underwriter or Underwriters, in the case of an underwritten public offering, the Holders agree not to effect, except as part of such registration or a concurrent registration, any public sale or distribution of the issue being registered or a similar security of the Issuer, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 or Rule 144A, during the 10 days prior to, and during such period that the Issuer (in the case of a non-underwritten public offering) or the lead Underwriter (in the case of an underwritten public offering) may reasonably request, but in no event longer than (1) in the case of the Initial Public Offering, 180 days and (2) in all other cases, 60 days, in each case beginning on, the effective date of the registration statement.

          (b) Restrictions on Public Sale by the Issuer.  The Issuer agrees (i)
              -----------------------------------------
not to effect any public sale or distribution of any securities similar to those being registered in accordance with Section 3.1 or Section 3.2 hereof, or any securities convertible into or exchangeable or exercisable for such securities, during the 10 days prior to, and during such period as the lead Underwriter may reasonably request, but in no event longer than 180 days, beginning on, the effective date of any registration statement (except pursuant to such registration statement and except pursuant to registrations on Form S-4 or S-8 or any successor or similar form thereto or pursuant to an unregistered offering to employees of the Issuer or its Subsidiaries pursuant to an employee benefit plan as defined in Rule 405 of Regulation C of the Securities Act) or the commencement of a public distribution of Registrable Securities; and (ii) that any agreement entered into after the date of this Agreement pursuant to which the Issuer issues or agrees to issue any privately placed securities shall contain a provision under which holders of such securities agree not to effect any public sale or distribution of any such securities during the periods described in (a) above, in each case including a sale pursuant to Rule 144 (except as part of any such registration, if permitted); provided, however, that the provisions of this
                                  --------  -------
paragraph (b) shall not prevent the exercise, conversion or exchange of any securities pursuant to their terms into or for other securities.

          SECTION 3.14.  Exclusivity.  The Issuer shall not grant any
                         -----------
registration rights or register any of its securities except pursuant to this Agreement or with the consent of the Holders of a majority of the shares of Series B Stock outstanding.


                                   ARTICLE IV

                                   COVENANTS

          SECTION 4.1.   Information.  So long as any shares of the Series B
                         -----------
Stock remain outstanding, the Issuer shall deliver to each of the Holders (or in the case of clause (c), (d), (e) and (f) below, the Agent and any Storie Holders holding more than 150,000 shares of Series B Stock):

          (a) as soon as practicable and in any event within sixty (60) days after the end of the first three fiscal quarters, consolidated balance sheets of the Issuer and its Subsidiaries as at the end of such period and the related consolidated statements of income, stockholders' equity and cash flow of the Issuer and its Subsidiaries for such fiscal quarter, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the Issuer's Chief Financial Officer that they fairly present the financial condition of the Issuer and its Subsidiaries as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in accordance with generally accepted accounting principles consistently applied except as described therein, subject to changes resulting from normal year-end adjustment;

          (b) as soon as practicable and in any event within one hundred twenty
(120) days after the end of each fiscal year of the Issuer commencing with the fiscal year ending March 31, 1998, and with respect to the fiscal year ended March 31, 1997, no later than September 15, 1997, consolidated balance sheets of the Issuer and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flow of the Issuer and its Subsidiaries for such fiscal year, setting forth in each case, in comparative form the consolidated figures for the previous year, all in reasonable detail and accompanied by a report thereon of independent certified public accountants of recognized national standing selected by the Issuer, which report shall be unqualified as to scope of audit and shall state that such consolidated financial statements present fairly the financial position of the Issuer and its Subsidiaries as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with generally accepted accounting principles applied on a basis consistent with prior years (except as otherwise stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

          (c) as soon as practicable and in any event no later than thirty (30) days after the end of each fiscal month of the Issuer, the TVN Entertainment Corporation Management Reporting Package, substantially in the form of and covering such items set forth in Exhibit A hereto, for such month;

          (d) promptly upon receipt thereof, copies of all reports submitted to the Issuer by independent public accountants in connection with each annual, interim or special audit of the Issuer's financial statements made by such accountant, including, without limitation, the comment letter submitted by such accountants to management in connection with their annual audit;

          (e) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Issuer to its securityholders or by any Subsidiary of the Issuer to its securityholders other than the Issuer or another Subsidiary, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Issuer or any of its Subsidiaries with any securities exchange or with the Commission or any governmental authority succeeding to any of its functions, and of all press releases and other written statements made available generally by the Issuer or any Subsidiary to the public or to other investors in the Issuer;

          (f) within five (5) Business Days after the last day of each fiscal quarter, a certificate signed by the Issuer's Chief Financial Officer certifying that the Issuer is in compliance in all material respects with the terms and conditions of this Agreement, the Charter and the Securities Purchase Agreement; and

          (g) from time to time such additional information regarding the financial position or business of the Issuer and its Subsidiaries as the Agent or the Storie Holders may reasonably request.

          SECTION 4.2.  Prohibited Issuance of Additional Series B Stock.  As
                        ------------------------------------------------
long as any of the shares of Series B Stock remain outstanding, the Issuer shall not issue any shares of Series B Stock to any Person other than pursuant to the Securities Purchase Agreement and Article VIII hereof.

          SECTION 4.3.  Lead Underwriter; Lead Manager; Lead Advisor.  For a
                        --------------------------------------------
period of three years from the Initial Closing, in the event that the Issuer or any of its Subsidiaries shall engage in any public offering or private placement of any of its securities or any sale, transfer or other disposition of any material assets, or any merger, consolidation or other material corporate transaction, the Purchaser shall have the right to designate Morgan Stanley & Co. Incorporated (or any successor thereto) to act as lead (or, at its option co-) underwriter, placement agent or advisor to the Issuer or such Subsidiary. The commissions, discounts and compensation paid to Morgan Stanley & Co. Incorporated (or any successor thereto) shall be consistent with the commissions, discounts and compensation paid to Morgan Stanley & Co. Incorporated (or any successor thereto) with respect to similar transactions.

          SECTION 4.4.  Key Man Life Insurance.  Within 30 days after the
                        ----------------------
Initial Closing, the Issuer will obtain "key man" insurance on the Issuer's Chief Executive Officer and Chief Operating Officer, in an amount equal to $10 million and $5 million, respectively, and will maintain such insurance while any PGI Stock is outstanding. Such insurance shall pay benefits in the event that either such officer is unable to perform services for the Issuer in such capacity, shall have other terms acceptable to, and shall be underwritten by a Person that is, acceptable to the Agent. The Holders of PGI Stock shall, on a pro rata basis (based on Liquidation Preference) be the beneficiaries of such insurance for the Chief Executive Officer during the first six months after the Initial Closing and the Issuer shall be the beneficiary thereafter; the Issuer shall be the beneficiary of such insurance for the Chief Operating Officer.

          SECTION 4.5.  Approvals.
                        ---------

          (a) The Issuer will adopt an Annual Budget for the coming Fiscal Year at a regularly scheduled meeting of the Board of Directors, held no later than the February 15 of the immediately preceding Fiscal Year; provided that the
                                                          --------
Annual Budget must be approved by a majority of the Directors appointed by a majority of the Holders pursuant to Article V hereof. Each Annual Budget will contain Specified Items of the nature of the Specified Items on Exhibit F to the Securities Purchase Agreement.

          (b) Unless specifically approved or consented to in writing by a majority of the Holders or a majority of Directors appointed by a majority of the Holders pursuant to Article V, and except as otherwise expressly provided by this Agreement, the Issuer and its Subsidiaries shall not, and no Person acting on behalf of the Issuer or any of its Subsidiaries shall permit or cause the Issuer or any of its Subsidiaries to:

          (i) incur or make any expenditure or commitment with respect to a Specified Item during any period in an amount exceeding 115% of the amount approved for such Specified Item with respect to such period in the Annual Budget or make any change

     (other than a deminimus change) to or take any action inconsistent (other than an immaterial action) with the applicable Annual Budget;

          (ii) add to, or permit, an increase in the number of members of the Board of Directors of the Issuer (other than the Chief Operating Officer of the Issuer and other than as provided for in Section 5.2 hereof);

          (iii) hire, remove or change the Issuer's or any material Subsidiary's President, Chief Executive Officer, Chief Financial Officer, Senior Executive Vice President, Chief Operating Officer or any other executives with comparable levels of responsibility or materially amend the employment contract or arrangements with any such Person;

          (iv) do or permit any act which would make the Issuer or any Subsidiary thereof subject to federal or state bankruptcy or insolvency laws;

          (v) authorize any amendment to the Charter or by-laws of the Issuer or any material Subsidiary, except as required by law;

          (vi) merge or consolidate with or into any Person or enter into a similar business combination transaction, or convey, sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial part of the Issuer's or any material Subsidiary's assets or take any action to bring about a liquidation, winding-up or dissolution of the Issuer or any Subsidiary thereof;

          (vii) issue or grant any capital stock, stock options, warrants or other securities exchangeable or exercisable for or convertible into any capital stock; provided that, notwithstanding the foregoing, the Issuer may issue stock options to employees of the Issuer or any Subsidiary for an aggregate of up to 100,000 shares of Common Stock, each having an exercise price equal to at least the fair market value (as defined in the Certificate of Designations) of the shares subject to such options on the date of grant, as determined by the Board of Directors and options to purchase up to an aggregate of 599,775 shares of Common Stock, with an exercise price of $0.75 per share, granted to the Chief Operating Officer of the Corporation;

          (viii) engage in any transaction with any Affiliate or any Director or officer of the Issuer or any material Subsidiary or any relative of any such Director or officer; or

          (ix) authorize, release, circulate, or permit the release of any public announcement or press release relating to (A) the Purchaser, the Agent, Morgan Stanley

     & Co. Incorporated or any of its Affiliates, or (B) the hiring of a Chief Operating Officer of the Issuer.

          (c) The provisions of this Section 4.5 (other than (b)(ix)(A)) shall no longer be binding (i) upon the consummation of any Initial Public Offering underwritten by an investment bank of national standing and generating gross proceeds to the Issuer in excess of $25 million or (ii) if at any time the Purchaser and its Affiliates do not beneficially own a majority of the shares of PGI Stock and one Person, together with its Affiliates, does not own a majority of the shares of outstanding PGI Stock.

          SECTION 4.6.  Qualified Stock.  Each Holder agrees to approve the
                        ---------------
issuance of Qualified Stock generating up to $15.625 million of gross proceeds to the Issuer during the period beginning on the date hereof and ending on the date that is six months after the date hereof (the "First Period") and Qualified Stock generating gross proceeds to the Issuer of up to $15.625 million during the period beginning on the date that is six months after the date hereof and ending on the first anniversary hereof (the "Second Period"). In the event of an issuance of Qualified Stock during the First Period, the Purchaser shall have the option (1) to purchase up to $15.625 million of such Qualified Stock, on the same terms and conditions as were applicable to the transaction or transactions giving rise to such option or (2) to reduce the purchase price of the Series B3 Stock that it has an option to purchase pursuant to Section 2.02(a) of the Securities Purchase Agreement to a price, per share of Series B3 Stock, equal to the price per share of Common Stock implied by the sale price of such Qualified Stock. In the event of an issuance of Qualified Stock during the Second Period, the Purchaser shall have the option (1) to purchase up to $15.625 million of such Qualified Stock, on the same terms and conditions as were applicable to the transaction or transactions giving rise to such option or (2) to reduce the purchase price of the Series B4 Stock that it has an option to purchase pursuant to Section 2.02(b) of the Securities Purchase Agreement to a price, per share of Series B4 Stock, equal to the price per share of Common Stock implied by the sale price of such Qualified Stock.


                                   ARTICLE V

                              BOARD OF DIRECTORS

          SECTION 5.1.  Number.  The Board of Directors shall initially consist
                        ------
of five Directors and shall be increased as specified in Section 5.2 below.

          SECTION 5.2.  (a)  Appointment; Removal.  The Holders of a majority of
                             --------------------
the shares of the PGI Stock shall have the right to appoint one Director (and remove and replace such Director) if any PGI Stock is outstanding; two Directors (and remove and replace such Directors) if PGI stock having a Liquidation Preference of at least $7.5 million is outstanding;

three Directors (and remove and replace such Directors) if PGI Stock having a Liquidation Preference of at least $15.0 million is outstanding; and four Directors (and remove and replace such Directors) if PGI Stock having a Liquidation Preference of at least $30.0 million is outstanding.

          (b)  Chief Operating Officer.  Notwithstanding the foregoing, the
               -----------------------
Issuer's stockholders may elect, and the Holders agree to vote for the election of, the Issuer's Chief Operating Officer to the Board of Directors; provided that such Chief Operating Officer is hired in compliance with Section 4.5(b)(iii) hereof and Sections 5.01(j) and 5.01(k) of the Securities Purchase Agreement.

          SECTION 5.3.  Special Trigger Event.  Notwithstanding anything to the
                        ---------------------
contrary set forth herein, upon the occurrence of any Special Trigger Event, the Holders of a majority of the shares of the PGI Stock then outstanding shall have the right to immediately appoint on that date, and thereafter, a majority of the Directors (and remove and replace such Directors), until the Special Trigger Event has been cured and no longer of any force or effect.

          SECTION 5.4.  Mechanics.  Any appointment, removal or replacement
                        ---------
referred to in Section 5.2 or Section 5.3 shall be effective immediately upon the sending by the Agent of written notice to the Issuer.


                                  ARTICLE VI

                                   THE AGENT

          SECTION 6.1.  Appointment and Authorization.  Each Holder of PGI Stock
                        -----------------------------
irrevocably appoints and authorizes the Agent to receive all notices required to be given to any Holder of PGI Stock and to take all such actions and to exercise all such rights and powers as agent on its behalf as are conferred upon such Holder of PGI Stock under this Agreement, together with all such powers as are reasonably incidental thereto. The Agent hereby acknowledges and confirms its acceptance of such appointment. Such authority may be exercised by the Agent in its absolute discretion.

          SECTION 6.2.  Reliance by Issuer and Other Holders.  The Issuer shall
                        ------------------------------------
be entitled to treat the Agent as attorney-in-fact of each Holder of PGI Stock with respect to all matters under this Agreement and shall not seek to communicate with any Holder of PGI Stock as to matters under this Agreement except through the Agent.

          SECTION 6.3.  Liability of Agent.  Neither the Agent nor any of its
                        ------------------
Affiliates nor any of their respective directors, officers, agents or employees shall be liable to the Holders of PGI Stock for any action taken or not taken by it in connection herewith in the absence of bad faith on the part of the Agent. Neither the Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to the Holders of PGI Stock to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or the Securities Purchase Agreement; (ii) the performance or observance of any of the covenants or agreements of any other party to this Agreement; or (iii) the validity, effectiveness or genuineness of this Agreement or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability to the Holders of PGI Stock by acting in reliance upon any notice, consent, certificate, statement, or other writing believed by it to be genuine or to be signed by the proper party or parties.

          SECTION 6.4.  Indemnification.  Each Holder of PGI Stock jointly and
                        ---------------
not severally shall indemnify, when and as suffered or incurred, the Agent, its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Issuer) against any cost, expense (including the reasonable fees and expenses of counsel), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

          SECTION 6.5.  Successor Agent.  The Agent may resign at any time by
                        ---------------
giving notice thereof to the Holders of PGI Stock and the Issuer. Upon any such resignation, the Holders of PGI Stock shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Holders of PGI Stock, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Holders of PGI Stock, appoint a successor Agent. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.


                                  ARTICLE VII

                                 MISCELLANEOUS

          SECTION 7.1.  Headings.  The headings in this Agreement are for
                        --------
convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

          SECTION 7.2.  No Inconsistent Agreements.  The Issuer is not a party
                        --------------------------
to and will not hereafter enter into any agreement with respect to its securities which is inconsistent with, or otherwise grant rights superior to, the rights granted to the Holders under this Agreement; and each of the Issuer and the Holders represents that it is not and agrees that it will not become a party to any other agreement relating to the voting or transfer of Voting Securities, or the management of the Issuer, or granting any registration rights to any Person with respect to any of the Issuer's equity securities. The Issuer agrees that it will not amend or modify the Storie Partners Agreements without the prior consent of the Holders.

          SECTION 7.3.  Entire Agreement.  This Agreement, the Securities
                        ----------------
Purchase Agreement and the Certificate of Designations constitute the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein or therein. This Agreement and the documents referred to in the preceding sentence supersede all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

          SECTION 7.4.  Notices.  Any notice, request, instruction or other
                        -------
document to be given hereunder by any party hereto to another party hereto shall be in writing (including telex, telecopier or similar writing) and shall be given to such party by certified first class mail at its address with a return receipt requested, by Federal Express or similar overnight mail service with signature required for receipt, or by telex or telecopy at the telex or telecopier number set forth on its signature page or to such other address as the party to whom notice is to be given may provide in a written notice to the party giving such notice, a copy of which written notice shall be on file with the Secretary of the Issuer. Each such notice, request or other communication shall be effective (i) if given by telex or telecopy, which such telex or telecopy is transmitted to the telex or telecopy number specified in its signature page and the appropriate answerback or confirmation, as the case may be, is received, and a copy of such notice is sent by overnight mail service or
(ii) if given by mail or overnight courier, 72 hours after such communication is deposited in the mails with first class postage prepaid or given to overnight courier service, addressed as aforesaid.

          SECTION 7.5.  Applicable Law.  This Agreement shall be governed by and
                        --------------
construed in accordance with the laws of the State of Delaware.

          SECTION 7.6.  Severability.  The invalidity or unenforceability of any
                        ------------
provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

          SECTION 7.7.  Termination.  This Agreement shall terminate and be of
                        -----------
no further force or effect: (i) with respect to each Holder when such Holder no longer owns any Equity Securities (except as to matters preceding the Holder's disposition of Equity Securities); and (ii) with respect to all Holders, upon the consummation of an Initial Public Offering underwritten by an investment bank of national standing generating gross proceeds to the Issuer of at least $25 million; provided that the provisions of Article I, Section 2.1, Article
             --------
III, Sections 4.3 and 4.5(b)(ix)(A), Article VI, and this Section 7.7 shall survive any such termination.

          SECTION 7.8.  Successors, Assigns, Transferees.  The provisions of
                        --------------------------------
this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, successors and assigns. Neither this Agreement nor any provision hereof shall be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

          SECTION 7.9.  Amendments; Waivers.
                        -------------------

          (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          (b) Neither this Agreement nor any term or provision hereof may be amended or waived except by an instrument in writing signed, in the case of an amendment, by the parties thereto or, in the case of a waiver, by the party against whom the enforcement of such waiver is sought.

          SECTION 7.10. Counterparts; Effectiveness.  This Agreement may be
                        ---------------------------
executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto, and the closing under the Securities Purchase Agreement shall have occurred (the "Effective Date").

          SECTION 7.11. Recapitalization, etc.  If any capital stock or other
                        ---------------------
securities are issued in respect of, or in exchange or substitution for, any Equity Securities by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the shares of Common Stock or any other change in capital structure of the Issuer, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

          SECTION 7.12.  Remedies.  The parties hereby acknowledge that money
                         --------
damages would not be adequate compensation for the damages that a party would suffer by reason of a failure of any other party to perform any of the obligations under this Agreement. Therefore, each party hereto agrees that specific performance is the only appropriate remedy under this Agreement and hereby waives the claim or defense that any other party has an adequate remedy at law.

          SECTION 7.13.  Consent to Jurisdiction.  Each Holder and the Issuer
                         -----------------------
irrevocably submit to the non-exclusive jurisdiction of any Court of Chancery of Delaware or United States Federal Court sitting in Delaware over any suit, action or proceeding arising out of or relating to this Agreement, the Certificate of Designations or the Securities Purchase Agreement. Each of the Holders of PGI Stock hereby irrevocably appoints the Agent as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in any such court and represents and warrants that such agent has accepted such appointment. Each Holder of PGI Stock consents to process being served in any such suit, action or proceeding by serving a copy thereof upon the agent for service of process referred to above, provided that to the extent lawful and possible, written notice of such service shall also be mailed to such Holder. Each Holder of PGI Stock agrees that such service shall be deemed in every respect effective service of process upon such Holder of PGI Stock in any such suit, action or proceeding and shall be taken and held to be valid personal service upon and personal delivery to such Holder. Nothing in this paragraph shall affect or limit any right to serve process in any manner permitted by law, to bring proceedings in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

          SECTION 7.14.  Transferability.  The Holders shall have the right to
                         ---------------
Transfer (i) Series B Stock to their respective Affiliates and (ii) Series B Stock to any Person that, after such transfer, would hold Series B Stock having a Liquidation Preference of at least $50,000 and Common Stock to any Person that, after such transfer, would hold not less than 5,000 shares of Common Stock; provided that each such transfer is made in compliance with the
       --------
Securities Act and the Issuer receives evidence of such compliance reasonably satisfactory to it; provided further that the Purchaser, together with its Affiliates, or one other Person, together with its Affiliates, shall at all times beneficially own not less than a majority of the shares of outstanding PGI Stock.

                                 ARTICLE VIII

                               STORIE INVESTMENT

          SECTION 8.1.  Existing Investments.  Each of the Persons indicated
                        --------------------
below represents to the Purchaser that (i) it owns one or more 10% Convertible Notes having a principal amount not exceeding the amount set forth next to its name below and Warrants to purchase a number of shares of Series B2 Stock (as defined in the Certificate of Designations) not exceeding the number of shares set forth next to its name below, (ii) has duly authorized, executed and delivered this Agreement, (iii) this Agreement is enforceable against such Person and (iv) the execution, delivery and performance of this Agreement does not conflict with or contravene any agreement, document, law, order or judgment applicable to such Person.

                                                      Convertible Notes   Warrants
                                                      -----------------   --------
     Storie Partners, L.P.                            $5,500,000          366,668 shares
     Wenonah Development Corp.                        $1,000,000          66,667 shares
     Jerome H. Turk and Carole Turk Family Trust      $1,000,000          66,667 shares

          SECTION 8.2.  Conversion to Series B2 Stock; Reset of Warrant Exercise
                        --------------------------------------------------------
Price.  Effective upon the date hereof, the 10% Convertible Notes of each holder
-----
thereof shall be converted into the number of shares of Series B2 Stock set forth next to its name below. Each such share shall have an Original Liquidation Preference (as defined in the Certificate of Designations) of $5.8105.

         Storie Partners, L.P.                         946,563 shares
         Wenonah Development Corp.                     172,102 shares
         Jerome H. Turk and Carole Turk Family Trust   172,102 shares

In addition, each such Person agrees that the exercise price of the Warrants per share of Series B2 Stock is $5.8105 and that the Warrants expire on December 31, 1998.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the day and year first above written.


                                    TVN ENTERTAINMENT
                                       CORPORATION/(1)/


                                    By:    /s/ Arthur Fields
                                        ________________________________
                                        Name:  Arthur Fields
                                        Title: Senior Executive Vice
                                               President


                                    PRINCES GATE INVESTORS II, L.P./(2)/
                                    By:  PG Investors II, Inc.
                                         General Partner


                                    By:  /s/ David Powers
                                        ________________________________
                                        Name:
                                        Title:


                                    STORIE PARTNERS, L.P./(3)/


                                    By:    /s/ Steven A. Ledger
                                        ________________________________
                                        Name:  Steven A. Ledger
                                        Title: Managing Partner


                                    WENONAH DEVELOPMENT CORP./(4)/


                                    By:    /s/ Clifford L. Michel
                                        ________________________________
                                        Name:  Clifford L. Michel
                                        Title: President

                                    JEROME H. TURK AND CAROLE TURK FAMILY
                                    TRUST/(5)/


                                    By:    /s/ Jerome H. Turk
                                        ________________________________
                                        Name:  Jerome H. Turk
                                        Title: Trustee


                                    PG INVESTORS II, INC.
                                      AS AGENT/(2)/


                                    By:    /s/ David Powers
                                        ________________________________
                                        Name:
                                        Title:


(1)  Address:  2901 W. Alameda Avenue
               Seventh Floor
               Burbank, CA 91505
     Telecopier number:  (818) 846-4626
     Attention:  Stuart Levin
                 Arthur Fields

(2)  Address:  1585 Broadway, 36th Floor
               New York, NY  10036
               Attention:  David R. Powers
               Lea Ann Garrison
     Telecopier number:  (212) 761-9869

(3)  Address:  Attn:  Steve Ledger
               Storie Partners
               1 Bush Street, Suite 1350
               San Francisco, CA  94104
     Telecopier number:  (415) 434-8043

(4)  Address:  Attn:  C. L. Michel, Esq.
               Wenonah Development Corp.
               c/o Cahill Gordon & Riendel
               80 Pine Street, 17th Floor
               New York, NY  10015
     Telecopier number:  (212) 747-1868

(5)  Address:  Jerome H. Turk and Carole Turk Family Trust
               c/o Fitzgeralds Gaming Corp.
               301 Fremont Street
               Las Vegas, NV  89101
     Telecopier number:  (702) 382-5562